Exhibit 10.1

Summary of Stock Options Granted to Executive Officers of Allin Corporation on July 7, 2005

On July 7, 2005, the Board of Directors of Allin Corporation (the “Company”) approved the grant of options to each of Richard W. Talarico, the Company’s Chief Executive Officer, President and Chairman of the Company’s Board of Directors, and Dean C. Praskach, the Company’s Chief Financial Officer, Secretary, Treasurer, and Vice President-Finance, to purchase shares of the Company’s common stock,. The Company’s Board of Directors granted such options in recognition of the expiration of certain other options held by each of Messrs. Talarico and Praskach. The exercise price of each option was equal to $0.25 per share, the closing price of the common stock as reported by the OTC Bulletin Board on July 7, 2005, the date of grant. Each option will vest ratably at 20% per year on the anniversary of issuance, subject to immediate vesting upon a change of control of the Company as specified in Messrs. Talarico’s and Praskach’s respective employment agreements, as amended.

Richard W. Talarico, Chairman, Chief Executive Officer and President – Options to purchase 100,000 shares Dean C. Praskach, Chief Financial Officer – Options to purchase 25,000 shares